UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2014

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2014, Ferro Corporation (the "Company") and its wholly-owned subsidiary, Ferro Spain, S.A. (collectively, the "Sellers"), entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with A. Schulman, Inc. and its wholly-owned subsidiary, A. Schulman Castellon, S.L.U. (collectively, the "Buyers"). Under the Asset Purchase Agreement, the Buyers will, following satisfaction or waiver of applicable conditions to closing, purchase substantially all of the assets and assume certain liabilities of the Company's Specialty Plastics business. The purchase price under the Asset Purchase Agreement is $91 million in cash.

The Asset Purchase Agreement contains customary representations, warranties and covenants of the Sellers and the Buyers. Subject to certain limitations, the Sellers and the Buyers have agreed to indemnify each other for breaches of representations, warranties and covenants.

The parties’ obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of certain conditions, including obtaining required consents, regulatory approval and the absence of a material adverse effect on the Company's Specialty Plastics business. The transaction is expected to close early in the third quarter of 2014.

Item 7.01 Regulation FD Disclosure.

On June 4, 2014, the Company issued a press release (the "Press Release") announcing its entry into the Asset Purchase Agreement, its launch of a process to market its Polymer Additives business and its intent to refinance its existing debt.

A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1: Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

June 5, 2013	By:	Mark H. Duesenberg

Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release